Exhibit 99.1

THE MARCUS CORPORATION REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS

Net earnings up 37% for the quarter. Hotel division continues to improve; Marcus Theatres® achieves record revenues and operating income for the year

Milwaukee, Wis., July 22, 2010….. The Marcus Corporation (NYSE: MCS) today reported results for the fourth quarter and fiscal year ended May 27, 2010. Marcus Hotels and Resorts had a strong fourth quarter and Marcus Theatres® achieved record results for the second consecutive year.

Fourth Quarter Fiscal 2010 Highlights

•	Total revenues for the fourth quarter of fiscal 2010 were $89,106,000, a 5.9% increase from revenues of $84,171,000 for the fourth quarter of fiscal 2009.

•	Operating income was $7,217,000 for the fourth quarter of fiscal 2010, a 46.3% increase from operating income of $4,932,000 for the same period in the prior year.

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Net earnings were $3,029,000, or $0.10 per diluted common share, for the fourth quarter of fiscal 2010, a 37.2% increase from net earnings of $2,208,000, or $0.07 per diluted common share, for the fourth quarter of fiscal 2009.

Full Year Fiscal 2010 Highlights

•	Total revenues for fiscal 2010 were $379,069,000, compared to revenues of $383,496,000 for fiscal 2009.

•	Operating income was $36,203,000 for fiscal 2010, compared to operating income of $43,399,000 for the prior year.

•	Net earnings were $16,115,000, or $0.54 per diluted common share, for fiscal 2010, compared to net earnings of $17,200,000, or $0.58 per diluted common share, for fiscal 2009.

•	Operating income and net earnings for the full year were negatively impacted by a one-time theatre pension withdrawal liability of $1.4 million, or $0.03 per diluted common share, and an impairment

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charge related to the company’s Platinum Hotel & Spa condominium hotel units of $2.6 million, or $0.05 per diluted common share, partially offset by pre-tax gift-card income related to prior years of approximately $2.4 million, or $0.05 per diluted common share.

“Although fiscal 2010 was a difficult year for Marcus Hotels and Resorts, we are very encouraged by the improvement in our results during the fourth quarter, as we significantly outperformed our segment of the lodging industry as a whole. Marcus Theatres had a strong fiscal 2010, with record revenues and operating income for the second consecutive year,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Theatres®

“Marcus Theatres had another record year in fiscal 2010, with revenues up 4.1% and operating income up 2.5% over the prior year. Results for the fourth quarter were even with the prior year, as an extremely strong March film line-up was followed by several underperforming films in April and May,” said Marcus.

The top performing films for Marcus Theatres for the fourth quarter of fiscal 2010 were Alice in Wonderland (3D), Iron Man 2, How to Train Your Dragon (3D), Clash of the Titans (3D) and Date Night. For the full year, the top films at the box office were Avatar (3D), Transformers 2: Revenge of the Fallen, Harry Potter and the Half Blood Prince, The Blind Side and The Twilight Saga: New Moon.

“Three of our top-five pictures in the fourth quarter and six of our top 15 films for the year were in digital 3D, underscoring the popularity of this dramatic and life-like technology. During the fourth quarter, we installed digital 3D systems in eight of our 70-foot-wide UltraScreens®. We are one of the select movie theatre exhibitors in the Midwest to offer digital 3D technology in this large-screen format. We now offer digital 3D at nearly 80% of our first-run locations,” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres.

“At this point in the summer, our box office is slightly trailing last year, but we are hopeful that with this past weekend’s opening of Inception and additional films such as Salt, The Other Guys and Eat Pray Love, the summer will end on a high note. Our top summer performers thus far include Karate Kid, Toy Story 3 and The Twilight Saga: Eclipse,” said Olson.

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Marcus Hotels and Resorts

“Marcus Hotels and Resorts reported a 14.3% increase in revenues for the fourth quarter of fiscal 2010. Revenue per available room (RevPAR) increased 19.3% for the quarter, significantly outperforming the upper-upscale segment of the lodging industry, according to information provided by Smith Travel Research,” said Marcus.

“Our improved fourth-quarter performance was driven by a 15-point increase in our occupancy percentage in the fourth quarter, as the pace of business, leisure and group business continued to increase. However, our average daily rate was still down, although we have seen a slight improvement in the trend. Our experience is consistent with past lodging-industry recoveries. Occupancy comes first, followed by rates,” said Bill Otto, president of Marcus Hotels and Resorts.

Otto noted that while the fourth quarter showed substantial improvement, fiscal 2010 was a challenging year overall, with RevPAR down 8.5% for the year. “Our excellent progress in the fourth quarter was not enough to offset the impact of the economy on the first three quarters of the year. Although it clearly will take some time before our results return to pre-recession levels, the trends are encouraging, with the positive momentum of the fourth quarter continuing into our early summer season,” said Otto.

“Throughout the recession, we continued to invest in maintaining and enhancing our properties. Two major projects at the Grand Geneva Resort & Spa and the Hilton Milwaukee were completed during the year and we believe these investments are already generating a return. We also invested in sales, revenue-management and Internet marketing activities. As a result, we are in a good position to benefit as the economy improves,” added Otto.

Summary

“Our financial position continues to remain very solid. Our debt-to-total-capitalization ratio was 41% at the end of the fourth quarter and we currently have approximately $124 million available under our existing credit lines. We also repurchased more than 350,000 shares of our common stock at the end of the fourth quarter and early in the first quarter of 2011 under an existing Board authorization,” said Marcus.

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“We will celebrate our 75th anniversary on November 1. Just as they have in the past, our strong balance sheet, successful businesses and dedicated team of associates have enabled us to manage through the recent economic challenges. We look forward to continuing to execute on our strategies to build long-term shareholder value in the years ahead,” he added.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, July 22, 2010, at 10:30 a.m. Central/11:30 a.m. Eastern time to discuss the fourth quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-847-8710 and entering the passcode 76689892. Listeners should dial in to the call at least 5 – 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, July 29, 2010 by dialing 1-888-286-8010 and entering the passcode 39996635. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 668 screens at 54 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 19 hotels, resorts and other properties in ten states. The company is celebrating its 75th anniversary in 2010. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects of the relative industry supply of available rooms at comparable lodging facilities in our markets on our occupancy and room rates; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	May 27, 2010	May 28, 2009	May 27, 2010	May 28, 2009
Revenues:
Theatre admissions	$30,866	$30,951	$142,675	$137,335
Rooms	20,841	17,679	77,512	84,673
Theatre concessions	14,588	15,266	67,837	67,881
Food and beverage	11,631	10,208	44,992	48,256
Other revenues	11,180	10,067	46,053	45,351

Total revenues	89,106	84,171	379,069	383,496

Costs and expenses:
Theatre operations	26,918	26,418	121,631	112,921
Rooms	8,021	7,387	30,987	32,552
Theatre concessions	3,649	3,573	16,924	16,273
Food and beverage	9,068	8,408	35,645	38,441
Advertising and marketing	5,117	4,426	19,643	20,300
Administrative	9,077	9,967	36,836	38,716
Depreciation and amortization	8,208	7,893	32,312	32,228
Rent	2,243	1,909	7,895	7,744
Property taxes	3,335	3,772	13,469	15,185
Other operating expenses	6,253	5,486	24,949	25,737
Impairment charge	—	—	2,575	—

Total costs and expenses	81,889	79,239	342,866	340,097

Operating income	7,217	4,932	36,203	43,399

Other income (expense):
Investment income (loss)	171	680	607	(780)
Interest expense	(2,812)	(3,070)	(11,235)	(13,963)
Gain (loss) on disposition of property, equipment and other assets	63	258	(25)	(814)
Equity losses from unconsolidated joint ventures	(225)	(53)	(337)	(476)

	(2,803)	(2,185)	(10,990)	(16,033)

Earnings before income taxes	4,414	2,747	25,213	27,366
Income taxes	1,385	539	9,098	10,166

Net earnings	$3,029	$2,208	$16,115	$17,200

Net earnings per common share—diluted:	$0.10	$0.07	$0.54	$0.58

Weighted-average shares outstanding—diluted	29,953	29,777	29,910	29,819

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	May 27, 2010	May 28, 2009
Assets:
Cash and cash equivalents	$9,132	$6,796
Accounts and notes receivable	9,323	12,433
Refundable income taxes	7,247	—
Deferred income taxes	2,708	3,139
Other current assets	7,310	7,776
Property and equipment, net	585,989	595,556
Other assets	83,129	85,823

Total Assets	$704,838	$711,523

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$19,206	$22,972
Income taxes	—	796
Taxes other than income taxes	12,589	13,015
Other current liabilities	29,571	29,205
Current maturities of long-term debt	39,610	14,432
Long-term debt	196,833	240,943
Deferred income taxes	39,607	32,024
Deferred compensation and other	31,626	30,696
Shareholders’ equity	335,796	327,440

Total Liabilities and Shareholders’ Equity	$704,838	$711,523

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended May 27, 2010
Revenues	$48,702	$40,113	$291	$89,106
Operating income (loss)	8,296	1,349	(2,428)	7,217
Depreciation and amortization	4,223	3,847	138	8,208

13 Weeks Ended May 28, 2009
Revenues	$48,770	$35,107	$294	$84,171
Operating income (loss)	8,244	(1,083)	(2,229)	4,932
Depreciation and amortization	4,011	3,727	155	7,893

52 Weeks Ended May 27, 2010
Revenues	$224,102	$153,935	$1,032	$379,069
Operating income (loss)	44,741	1,438	(9,976)	36,203
Depreciation and amortization	16,701	15,042	569	32,312

52 Weeks Ended May 28, 2009
Revenues	$215,258	$167,055	$1,183	$383,496
Operating income (loss)	43,671	9,700	(9,972)	43,399
Depreciation and amortization	16,431	15,148	649	32,228

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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